Exhibit 99.1

BJ’s Restaurants, Inc. Reports Financial Results for the Third Quarter of Fiscal 2009

HUNTINGTON BEACH, Calif.--(BUSINESS WIRE)--October 22, 2009--BJ’s Restaurants, Inc. (NASDAQ: BJRI) today reported financial results for the third quarter of fiscal 2009 ending Tuesday, September 29, 2009.

Total revenues for the third quarter of fiscal 2009 increased approximately 8.5% to $103.9 million compared to $95.8 million for the same quarter last year. Comparable restaurant sales decreased by 1.6% during the third quarter of fiscal 2009 compared to a decrease of 1.0% during the same quarter last year. Net income and diluted net income per share for the third quarter of fiscal 2009 increased approximately 55% to $3.2 million and 50% to $0.12, respectively, compared to the same quarter last year.

"Our leadership team was very pleased that BJ's continued its forward momentum during the third quarter, despite the significant pressures created by the ongoing economic recession," commented Jerry Deitchle, Chairman and Chief Executive Officer. "We were also pleased that our comparable restaurant sales once again outperformed the widely-followed Knapp-Track™ benchmark survey for casual dining comparable sales, which we believe will report an estimated decrease of at least 6% for the third quarter. We believe that our comparatively strong sales are the result of our steadily improving restaurant level operational execution, combined with favorable consumer response to our marketing and promotional programs that focus on the communication of BJ’s everyday value and our new products and services.”

“We expect that the tough economy will continue to keep pressure on guest traffic for the upcoming quarter and into 2010, particularly when considering that approximately two-thirds of our restaurants are located in states with unemployment rates that are currently higher than the national average,” said Deitchle. “Nevertheless, BJ's will work hard to control what we can control and to outperform our peers. We will continue to make prudent investments in the quality of our food, beverages, facilities and – most important – our restaurant management talent. By doing so, we intend to emerge from the recession as an even stronger concept and company. With only 89 restaurants opened today, we remain confident in BJ's ability to achieve steady market share gains over time in the estimated $80 billion casual dining segment of the restaurant industry."

The Company has successfully opened seven new restaurants to date during fiscal 2009. Three additional new restaurants are under construction and all are expected to open before Thanksgiving. As such, the Company will achieve its originally targeted 15% to 16% increase in total restaurant operating weeks for the year. Based on the current status of its new restaurant development pipeline, the Company expects to open as many as 10 to 11 new restaurants during fiscal 2010 and has thereby set a preliminary targeted increase in total restaurant operating weeks in the range of 13% to 14% for next year. “We believe that BJ’s is one of just a few publicly-held casual dining restaurants companies that achieved double-digit capacity growth during 2009, and that also plans to achieve that level of growth during 2010,” commented Deitchle. Investors are reminded that the actual number and timing of new restaurant openings for any given period is subject to a number of factors outside of the Company's control, including weather conditions and factors under the control of landlords, contractors and regulatory/licensing authorities.

Investor Conference Call and Webcast

BJ’s Restaurants, Inc. will conduct a conference call on its third quarter earnings release today, October 22, 2009, at 2:00 p.m. (Pacific Time). The Company will provide an Internet simulcast, as well as a replay of the conference call. To listen to the conference call, please visit the “Investors” page of the Company's website located at http://www.bjsrestaurants.com several minutes prior to the start of the call to register and download any necessary audio software. An archive of the presentation will be available for 30 days following the call.

BJ's Restaurants, Inc. currently owns and operates 89 casual dining restaurants under the BJ's Restaurant & Brewery, BJ's Restaurant & Brewhouse or BJ's Pizza & Grill brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrées and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates several microbreweries which produce and distribute BJ's critically acclaimed handcrafted beers throughout the chain. The Company's restaurants are located in California (47), Texas (15), Arizona (5), Colorado (3), Oregon (2), Nevada (3), Florida (5), Ohio (2), Oklahoma (2), Kentucky (1), Indiana (1), Louisiana (1) and Washington (2). The Company also has a licensing interest in a BJ's restaurant in Lahaina, Maui. Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking” statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales growth in future periods, those regarding the effect of new sales-building initiatives, future guest traffic, as well as those regarding the number of restaurants expected to be opened in future periods and the timing and location of such openings. These “forward-looking” statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the effect of recent credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (ii) our ability to manage an increasing number of new restaurant openings, (iii) construction delays, (iv) labor shortages, (v) minimum wage increases, (vi) food quality and health concerns, (vii) factors that impact California, where 47 of our current 89 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewery business considerations, including without limitation, dependence upon suppliers and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our handcrafted beers and energy, (xiii) trademark and servicemark risks, (xiv) government regulations, (xv) licensing costs, (xvi) beer and liquor regulations, (xvii) loss of key personnel, (xviii) inability to secure acceptable sites, (xix) limitations on insurance coverage, (xx) legal proceedings, (xxi) other general economic and regulatory conditions and requirements, (xxii) the success of our key sales-building and related operational initiatives and (xxiii) numerous other matters discussed in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The forward-looking statements contained in this press release are based on current assumptions and expectations and BJ's Restaurants, Inc. undertakes no obligation to update or alter its “forward-looking” statements whether as a result of new information, future events or otherwise.

Further information concerning the Company’s results of operations for third quarter 2009 will be provided in the Company’s Form 10-Q filing, to be filed with the Securities and Exchange Commission by November 8, 2009.

For further information, please contact Greg Levin of BJ’s Restaurants, Inc. at (714) 500-2400.

BJ’s Restaurants, Inc.
Unaudited Consolidated Statements of Income
(Dollars in thousands except for per share data)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	September 29,		September 30,		September 29,		September 30,
	2009		2008		2009		2008

Revenues	$103,904	100.0%	$95,751	100.0%	$314,072	100.0%	$274,800	100.0%
Costs and expenses:
Cost of sales	26,087	25.1	24,298	25.4	78,352	24.9	69,221	25.2
Labor and benefits	35,996	34.6	33,460	34.9	109,719	34.9	96,621	35.2
Occupancy and operating	22,781	21.9	21,916	22.9	67,606	21.5	58,739	21.4
General and administrative	7,054	6.8	5,683	5.9	21,790	6.9	20,077	7.3
Depreciation and amortization	6,104	5.9	4,992	5.2	17,705	5.6	13,744	5.0
Restaurant opening	1,481	1.4	2,673	2.8	3,153	1.0	6,015	2.2
Loss on disposal of assets	–	–	–	–	–	–	351	0.1
Natural disaster and related	–	–	446	0.5	–	–	446	0.2
Total costs and expenses	99,503	95.7	93,468	97.6	298,325	94.8	265,214	96.6
Income from operations	4,401	4.3	2,283	2.4	15,747	5.2	9,586	3.4

Other income:
Interest income, net	54	0.1	284	0.3	197	0.1	1,310	0.5
Other income, net	50	0.1	79	0.1	246	0.1	280	0.1
Total other income	104	0.2	363	0.4	443	0.2	1,590	0.6
Income before income taxes	4,505	4.5	2,646	2.8	16,190	5.4	11,176	4.0

Income tax expense	1,336	1.3	606	0.6	4,873	1.6	3,123	1.1

Net income	$3,169	3.2%	$2,040	2.2%	$11,317	3.8%	$8,053	2.9%

Net income per share:
Basic	$0.12		$0.08		$0.42		$0.31

Diluted	$0.12		$0.08		$0.42		$0.30

Weighted average number of shares outstanding:
Basic	26,756		26,496		26,742		26,403

Diluted	27,232		26,746		27,084		26,733

Selected Consolidated Balance Sheet Information
(Dollars in thousands)

Balance Sheet Data (end of period):	September 29, 2009 (unaudited)	December 30, 2008 (audited)

Cash and cash equivalents	$12,693	$8,852

Investments (1)	$28,510	$30,617

Total assets	$359,078	$335,209

Total long-term debt, including current portion	$7,000	$9,500

Shareholders’ equity	$247,006	$232,277

(1) Investments are comprised of auction rate securities classified as available for sale and recorded at their fair value as of September 29, 2009 and December 30, 2008.

Supplemental Information
(Dollars in thousands)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	September 29,		September 30,		September 29,		September 30,
	2009		2008		2009		2008
Stock-based compensation (2)
Labor and benefits (3)	($130)	-0.1%	$177	0.2%	$371	0.1%	606	0.2%
General and administrative	517	0.5	636	0.7	1,725	0.6	1,861	0.7
Total stock based compensation	$387	0.4%	$813	0.9%	$2,096	0.7%	$2,467	0.9%

Unaudited Operating Data (4)
Comparable restaurant sales % change	-1.6%		-1.0%		-1.0%		-0.1%
Restaurants opened during period	2		6		5		12
Restaurants open at period-end	87		79		87		79
Restaurant operating weeks	1,116		997		3,279		2,805

(2) Percentages represent percent of total revenues.

(3) Decrease is related to a favorable forfeiture rate adjustment.

(4) Excludes the one licensed restaurant.

CONTACT:
BJ’s Restaurants, Inc.
Greg Levin, 714-500-2400